Exhibit 10.5

GRANT AGREEMENT

Name:	fld_NAME_AC	Employee ID:	fld_EMPLID

Grant Date:	expGRANT_DATE

Grant ID:	fld_GRANT_NBR

Amount:	0

Plan:	fld_DESCR

Vesting Schedule:	fld_HTMLAREA1

Restricted Stock Units

THIS GRANT AGREEMENT, as of the Grant Date noted above between Hewlett Packard Enterprise Company, a Delaware Corporation (“Company”), and the employee named above (“Employee”), is entered into as follows:

WHEREAS, the continued participation of the Employee is considered by the Company to be important for the Company’s continued growth; and

WHEREAS, in order to give the Employee an incentive to continue in the employ of the Company (or its Affiliates or Subsidiaries), to accept ancillary agreements designed to protect the legitimate business interests of the Company that are made a condition of this grant and to participate in the affairs of the Company, the HR and Compensation Committee of the Board of Directors of the Company or its delegates (“Committee”) has determined that the Employee shall be granted restricted stock units representing hypothetical shares of the Company’s common stock (“RSUs”), with each RSU equal in value to one share of the Company’s $0.01 par value common stock (“Share”), subject to the restrictions stated below and in accordance with the terms and conditions of the plan named above (“Plan”), a copy of which can be found on the Long-term Incentives website along with a copy of the related prospectus. The Plan and the related prospectus also can be obtained by written or telephonic request to the Company Secretary. Unless otherwise defined in this Grant Agreement, any capitalized terms in this Grant Agreement shall have the meaning ascribed to such terms in the Plan.

THEREFORE,	the parties agree as follows:

1.	Grant of Restricted Stock Units.

Subject to the terms and conditions of this Grant Agreement and of the Plan, the Company hereby grants to the Employee the number of RSUs set forth above.

2.	Vesting Schedule.

The interest of the Employee in the RSUs shall vest according to the vesting schedule set forth above, or if earlier, in accordance with Section 8 or 9, below, except to the extent a severance plan applicable to the Employee provides otherwise. Unless the provisions of Section 8 or 9 apply, the Employee must remain in the employ of the Company, any Subsidiary or Affiliate on a continuous basis through the close of business on the applicable Vesting Date, as set forth above, and the Employee must be in compliance with the requirements and conditions provided for in the Plan and this Grant Agreement for the interest of the Employee in the RSUs to become fully vested on that date.

3.	Benefit Upon Vesting.

Within 75 days of each Vesting Date set forth on the above vesting schedule or, if earlier, a vesting event pursuant to Section 8 or 9 below, the Company shall deliver or pay, as applicable, to the Employee (or the Employee’s guardian, estate or beneficiary in the event of Section 8 or 9) Shares or a combination of cash and Shares, as the Company determines in its sole discretion, with a value equal to:

(a)	the number of RSUs that have become vested as of such vesting date or vesting event, as applicable, multiplied by the Fair Market Value of a Share on the date on which such RSUs vested; plus

(b)	a dividend equivalent payment determined by:

(1)	Multiplying, separately, the number of RSUs that became vested as determined in Section 3(a) by the dividend per Share on each dividend payment date between the Grant Date and the applicable Vesting Date to determine the dividend equivalent amount for each applicable dividend payment date;

(2)	dividing the amount determined in (1) above by the Fair Market Value of a Share on the dividend payment date to determine the number of additional whole and fractional RSUs to be credited to the Employee; and

(3)	multiplying the number of additional RSUs determined in (2) above by the Fair Market Value of a Share on the Vesting Date to determine the aggregate value of dividend equivalent payments for such vested RSUs;

provided, however, that if any aggregated dividend equivalent payments in Section (b)(2) above to be delivered in Shares results in a payment of a fractional Share, such fractional Share shall be rounded up to the nearest whole Share.

4.	Restrictions.

Except as otherwise provided for in this Grant Agreement, the RSUs or rights granted hereunder may not be sold, pledged or otherwise transferred. The period of time between the Grant Date and the date the RSUs become fully vested pursuant to Section 2 is referred to herein as the “Restriction Period.”

5.	Custody of Restricted Stock Units.

The RSUs subject hereto shall be recorded in an account with the Plan broker in the name of the Employee. Upon termination of the Restriction Period, if the Company determines, in its sole discretion, to deliver Shares pursuant to Section 3 above, such Shares shall be released into the Employee’s account; provided, however, that a portion of such Shares shall be surrendered in payment of Tax-Related Items, as defined and in accordance with Section 11 below, unless the Company, in its sole discretion, establishes alternative procedures for the payment of Tax-Related Items.

6.	No Stockholder Rights.

RSUs represent hypothetical Shares. The Employee shall not be entitled to any of the rights or benefits generally accorded to stockholders until the Shares are issued to the Employee pursuant to the terms of this Grant Agreement and the Employee becomes a holder of record of the Shares following the vesting of the RSUs.

7.	Termination of Employment.

Except as otherwise provided for in this Grant Agreement or in the Plan or as otherwise determined by the Company in its sole discretion, if the Employee’s employment with the Company, any Subsidiary or Affiliate is terminated at any time for any reason prior to the lapse of the Restriction Period, all unvested RSUs granted hereunder shall be forfeited by the Employee, except to the extent a severance plan applicable to the Employee provides otherwise.

For purposes of this Grant Agreement, the Employee’s employment or service will be considered terminated as of the date he or she is no longer actively providing services to the Company, any Subsidiary or Affiliate (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Employee is employed or retained or the terms of the Employee’s employment or service agreement, if any) and will not be extended by any notice period (e.g., the Employee’s period of employment or service would not include any contractual notice period or any period of “garden leave” or similar period mandated under the employment laws in the jurisdiction where the Employee is employed or retained or the terms of the Employee’s employment or service agreement, if any). The Committee shall have the exclusive discretion to determine when the Employee’s employment or service is terminated for purposes of this Grant Agreement (including whether the Employee may still be considered to be providing service while on a leave of absence).

8.	Disability or Retirement of the Employee.

If the Employee’s employment is terminated prior to the end of the Restriction Period by reason of the Employee’s total and permanent disability or retirement in accordance with the applicable retirement policy, all RSUs shall immediately vest including any amounts for dividend equivalent payments on RSUs that vest at termination subject to the condition that the Employee shall have executed a current Agreement Regarding Confidential Information and Proprietary Developments (“ARCIPD”) that is satisfactory to the Company, and shall not have engaged in any conduct that creates a conflict of interest in the opinion of the Company.

9.	Death of the Employee.

In the event of the Employee’s death prior to the end of the Restriction Period, the Employee shall vest in a prorated number of RSUs equal to the total number of RSUs, multiplied by a fraction equal to the number of completed calendar months during which the Employee was employed during the Restriction Period, divided by the number of months in the total Restriction Period, less any shares that vested prior to termination, plus any dividend equivalent payments on such vested RSUs.

10.	Section 409A.

Payments made pursuant to the Plan and this Grant Agreement are intended to comply with or qualify for an exemption from Section 409A of the Code (“Section 409A”). The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify the Plan and/or this Grant Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including any amendments or actions that would result in the reduction of benefits payable under this Grant Agreement, as the Company determines are necessary or appropriate to ensure that all RSUs are made in a manner that qualifies for an exemption from, or complies with, Section 409A or mitigate any additional tax, interest and/or penalties or other adverse tax consequences that may apply under Section 409A: provided however, that the Company makes no representations that the RSUs will be exempt from any penalties that may apply under Section 409A and makes no undertaking to preclude Section 409A from applying to this RSU. For the avoidance of doubt, the Employee hereby acknowledges and agrees that the Company will have no liability to the Employee or any other party if any amounts payable under this Grant Agreement are not exempt from, or compliant with, Section 409A, or for any action taken by the Company with respect thereto. Any payments under this Grant Agreement, the settlement of which is triggered by a “separation from service” (within the meaning of Section 409A) of a “specified employee” (as defined under Section 409A), shall be made on a date that is the earlier of (a) the Employee’s death or (b) the later of the specified settlement date and the date which is six months after the date of the Employee’s separation from service.

11.	Taxes.
(a)	The Employee shall be liable for any and all taxes, including income tax, social insurance, fringe benefit tax, payroll tax, payment on account, employer taxes or other tax-related items related to the Employee’s participation in the Plan and legally applicable to or otherwise recoverable from the Employee by the Company and/or, if different, the Employee’s employer (the “Employer”) whether incurred at grant, vesting, sale, prior to vesting or at any other time (“Tax-Related Items”). In the event that the Company or the Employer (which, for purposes of this Section 11, shall include a former employer) is required, allowed or permitted to withhold taxes as a result of the RSUs or the Shares acquired pursuant to such RSUs, or due upon receipt of dividend equivalent payments or dividends, the Employee shall surrender a sufficient number of whole Shares, make a cash payment or make adequate arrangements satisfactory to the Company and/or the Employer to withhold such taxes from Employee’s wages or other cash compensation paid to the Employee by the Company and/or the Employer at the election of the Company, in its sole discretion, or, if permissible under local law, the Company may sell or arrange for the sale of Shares that Employee acquires as necessary to cover all Tax-Related Items that the Company or the Employer has to withhold or that are legally recoverable from the Employee (such as fringe benefit tax) at the time the restrictions on the RSUs lapse, unless the Company, in its sole discretion, has established alternative procedures for such payment. However, with respect to any RSUs subject to Section 409A, the Employer shall limit the surrender of Shares to the minimum number of Shares permitted to avoid a prohibited acceleration under Section 409A. The Employee will receive a cash refund for any fraction of a surrendered Share or Shares in excess of any and all Tax-Related Items. To the extent that any surrender of Shares or payment of cash or alternative procedure for such payment is insufficient, the Employee authorizes the Company, its Affiliates and Subsidiaries, which are qualified to deduct tax at source, to deduct from the Employee’s compensation all Tax-Related Items. The Employee agrees to pay any Tax-Related Items that cannot be satisfied from wages or other cash compensation, to the extent permitted by Applicable Law.

To avoid negative accounting treatment, the Company and/or the Employer may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Employee will receive a refund of any over-withheld amount in cash and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Employee is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Employee’s participation in the Plan.

(b)

Regardless of any action the Company or the Employer takes with respect to any or all Tax-Related Items, the Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains the Employee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Employee further acknowledges that the Company and/or the Employer: (i) make no representations nor undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this grant of RSUs or dividend equivalents, including, but not limited to, the grant, vesting or settlement of RSUs or dividend equivalents, the subsequent delivery of Shares and/or cash upon settlement of such RSUs or the subsequent sale of any Shares acquired pursuant to such RSUs and receipt of any dividends or dividend equivalent payments; and (ii) notwithstanding Section 10, do not commit to and are under no obligation to structure the terms or any aspect of this grant of RSUs and/or dividend equivalents to reduce or eliminate the Employee’s liability for Tax-Related Items or to achieve any particular tax result. Further, if the Employee has become subject to tax in more than one jurisdiction, the Employee acknowledges that the Company and/or the Employer may be required to withhold or account for Tax-Related Items in more than one jurisdiction. The Employee shall pay the Company or the Employer any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Employee’s participation in the Plan or the Employee’s receipt of RSUs that cannot be satisfied by the means previously described. The Company may refuse to deliver the benefit described in Section 3 if the Employee fails to comply with the Employee’s obligations in connection with the Tax-Related Items.

(c)	In accepting the RSUs, the Employee consents and agrees that in the event the RSUs or the dividend equivalents become subject to an employer tax that is legally permitted to be recovered from the Employee, as may be determined by the Company and/or the Employer at their sole discretion, and whether or not the Employee’s employment with the Company and/or the Employer is continuing at the time such tax becomes recoverable, the Employee will assume any liability for any such taxes that may be payable by the Company and/or the Employer in connection with the RSUs and dividend equivalents. Further, by accepting the RSUs, the Employee agrees that the Company and/or the Employer may collect any such taxes from the Employee by any of the means set forth in this Section 11. The Employee further agrees to execute any other consents or elections required to accomplish the above, promptly upon request of the Company.

12.	Data Privacy Consent.
(a)	The Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Employee’s personal data as described in this Grant Agreement and any other materials by and among, as applicable, the Company, the Employer and its other Subsidiaries and Affiliates for the exclusive purpose of implementing, administering and managing the Employee’s participation in the Plan.

(b)	The Employee understands that the Company, the Employer and its other Subsidiaries and Affiliates may hold certain personal information about the Employee, including, but not limited to, name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, residency, status, job title, any shares of stock or directorships held in the Company, details of all RSUs, options or any other entitlement to shares of stock granted, canceled, purchased, exercised, vested, unvested or outstanding in the Employee’s favor (“Data”) for the exclusive purpose of implementing, managing and administering the Plan.

(c)	The Employee understands that Data will be transferred to the Company or one or more stock plan service providers as may be selected by the Company from time to time, which is assisting the Company with the implementation, administration and management of the Plan. The Employee understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipient’s country of operation (e.g., the United States) may have different data privacy laws and protections than the Employee’s country. The Employee understands that if he or she resides outside the United States, the Employee may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. The Employee authorizes the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purposes of implementing, administering and managing the Employee’s participation in the Plan. The Employee understands that Data will be held only as long as is necessary to implement, administer and manage the Employee’s participation in the Plan. The Employee understands that if he or she resides outside the United States, the Employee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative.

(d)	Further, the Employee understands that he or she is providing the consents herein on a purely voluntary basis. If the Employee does not consent, or if the Employee later seeks to revoke his or her consent, the Employee’s employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Employee’s consent is that the Company would not be able to grant RSUs or other equity awards to the Employee or administer or maintain such awards. Therefore, the Employee understands that refusing or withdrawing the consent may affect the Employee’s ability to participate in the Plan. For more information on the consequences of the Employee’s refusal to consent or withdrawal of consent, the Employee understands that he or she may contact his or her local human resources representative.

13.	Plan Information.

The Employee agrees to receive copies of the Plan, the Plan prospectus and other Plan information, including information prepared to comply with Applicable Laws outside the United States, from the Long-term Incentives website and stockholder information, including copies of any annual report, proxy and Form 10-K, from the investor relations section of the Company’s website at [www.hpe.com]. The Employee acknowledges that copies of the Plan, Plan prospectus, Plan information and stockholder information are available upon written or telephonic request to the Company Secretary. The Employee hereby consents to receive any documents related to current or future participation in the Plan by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

14.	Acknowledgment and Waiver.

By accepting this grant of RSUs, the Employee understands, acknowledges and agrees that:

(a)	except as provided in Sections 8 and 9, the vesting of the RSUs is earned only by continuing as an employee with the Company or one of its Subsidiaries or Affiliates and that being hired and granted RSUs will not result in the RSUs vesting;

(b)	this Grant Agreement and its incorporated documents reflect all agreements on its subject matters and the Employee is not accepting this Grant Agreement based on any promises, representations or inducements other than those reflected in this Grant Agreement;

(c)	all good faith decisions and interpretations of the Committee regarding the Plan and Awards granted under the Plan are binding, conclusive and final;

(d)	the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time;

(e)	the grant of RSUs is voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs or other awards, or benefits in lieu of RSUs, even if Shares or RSUs have been granted in the past;

(f)	all decisions with respect to future grants, if any, will be at the sole discretion of the Company;

(g)	the Employee’s participation in the Plan shall not create a right to further employment with the Employer and shall not interfere with the ability of the Employer to terminate the Employee’s employment relationship at any time and it is expressly agreed and understood that employment is terminable at the will of either party;

(h)	the Employee is voluntarily participating in the Plan;

(i)	RSUs and their resulting benefits are extraordinary items that are outside the scope of the Employee’s employment contract, if any;

(j)	RSUs and their resulting benefits are not intended to replace any pension rights or compensation;

(k)	RSUs and their resulting benefits are not part of normal or expected compensation or salary for any purposes, including, but not limited to calculating any severance, resignation, termination, redundancy, dismissal, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

(l)	unless otherwise agreed by the Company, the RSUs and their resulting benefits are not granted as consideration for, or in connection with, the service the Employee may provide as a director of a Subsidiary or Affiliate;

(m)	this grant of RSUs will not be interpreted to form an employment contract or relationship with the Company, and furthermore, this grant of RSUs will not be interpreted to form an employment contract with any Subsidiary or Affiliate;

(n)	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(o)	no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from termination of Employee’s employment (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Employee is employed or retained or the terms of the Employee’s employment or service agreement, if any), and in consideration of the grant of the RSUs to which the Employee is otherwise not entitled, the Employee irrevocably agrees never to institute any claim against the Company, the Employer or any other Subsidiary or Affiliate and releases the Company, the Employer and any other Subsidiary and Affiliate from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Employee shall be deemed irrevocably to have agreed not to pursue such claim and to have agreed to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(p)	the Company, the Employer or any other Subsidiary or Affiliate will not be liable for any foreign exchange rate fluctuation between the Employee’s local currency and the United States dollar that may affect the value of the RSUs or any amounts due to the Employee pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement;

(q)	if the Company determines that the Employee has engaged in misconduct prohibited by Applicable Law or any applicable policy of the Company, as in effect from time to time, or the Company is required to make recovery from the Employee under Applicable Law or a Company policy adopted to comply with applicable legal requirements, then the Company may, in its sole discretion, to the extent it determines appropriate, (i) recover from the Employee the proceeds from RSUs vested up to three years prior to the Employee’s termination of employment or any time thereafter, (ii) cancel the Employee’s outstanding RSUs, and (iii) take any other action it deems to be required and appropriate; and

(r)

the delivery of any documents related to the Plan or Awards granted under the Plan, including the Plan, this Grant Agreement, the Plan prospectus and any reports of the Company generally provided to the Company’s stockholders, may be made by electronic delivery. Such means of electronic delivery may include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Plan, the delivery of the document via electronic mail or other such means of electronic delivery specified by the Company. The Employee may receive from the Company a paper copy of any documents delivered electronically at no cost to the Employee by contacting the Company in writing in accordance with Section 17(k). If the attempted electronic delivery of any document fails, the Employee will be provided with a paper copy of such document.

The Employee may revoke his or her consent to the electronic delivery of documents or may change the electronic mail address to which such documents are to be delivered (if the Employee has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised electronic mail address in accordance with Section 17(k). The Employee is not required to consent to the electronic delivery of documents.

15.	No Advice Regarding Grant.

The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Employee’s participation in the Plan, or the Employee’s acquisition or sale of the underlying Shares. The Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

16.	Additional Eligibility Requirements Permitted.

In addition to any other eligibility criteria provided for in the Plan, the Company may require that the Employee execute a separate document agreeing to the terms of a current arbitration agreement and/or a current ARCIPD, each in a form acceptable to the Company and/or that the Employee be in compliance with the ARCIPD throughout the entire Restriction Period and through the date the RSU is to be granted or settled. If such separate documents are required by the Company and the Employee does not accept them within 75 days of the Grant Date or such other date as of which the Company shall require in its discretion, this RSU shall be canceled and the Employee shall have no further rights under this Grant Agreement.

17.	Miscellaneous.
(a)	The Company shall not be required to treat as owner of RSUs and any associated benefits hereunder, any transferee to whom such RSUs or benefits shall have been transferred in violation of any of the provisions of this Grant Agreement.

(b)	The parties agree to execute such further instruments and to take such action as may reasonably be necessary to carry out the intent of this Grant Agreement.

(c)	The Plan is incorporated herein by reference. The Plan and this Grant Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Employee with respect to the subject matter hereof, other than the terms of any severance plan applicable to the Employee that provides more favorable vesting. Notwithstanding the foregoing, nothing in the Plan or this Grant Agreement shall affect the validity or interpretation of any duly authorized written agreement between the Company and the Employee under which an award properly granted under and pursuant to the Plan serves as any part of the consideration furnished to the Employee. This Grant Agreement is governed by the laws of the state of Delaware without regard to its conflict of law provisions.

(d)	If the Employee has received this or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

(e)	The provisions of this Grant Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

(f)	Notwithstanding Section 17(e), the Company’s obligations under this Grant Agreement and the Employee’s agreement to the terms of an arbitration agreement and/or an ARCIPD, if any, are mutually dependent. In the event that the Employee breaches the arbitration agreement or the Employee’s ARCIPD is breached or found not to be binding upon the Employee for any reason by a court of law, then the Company will have no further obligation or duty to perform under the Plan or this Grant Agreement.

(g)	A waiver by the Company of a breach of any provision of this Grant Agreement shall not operate or be construed as a waiver of any other provision of this Grant Agreement, or of any subsequent breach by the Employee or any other Awardee.

(h)	The Employee acknowledges that, depending on his or her country, the Employee may be subject to insider trading restrictions and/or market abuse laws, which may affect the Employee’s ability to acquire or sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as the Employee is considered to have “inside information” regarding the Company (as defined by the laws in the Employee’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Employee is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

(i)	The Company reserves the right to impose other requirements on the Employee’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Employee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

(j)	Any notice required or permitted hereunder to the Employee shall be given in writing and shall be deemed effectively given upon delivery to the Employee at the address then on file with the Company.

(k)	Any notice to be given under the terms of this Grant Agreement to the Company will be addressed in care of Attn: Global Equity Administration at Hewlett Packard Enterprise Company, 3000 Hanover Street, Palo Alto, California 94304, USA.

(l)	The Employee acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends or dividend equivalent payments) in a brokerage or bank account outside the Employee’s country. The Employee may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Employee also may be required to repatriate sale proceeds or other funds received as a result of the Employee’s participation in the Plan to his or her country through a designated bank or broker within a certain time after receipt. The Employee acknowledges that it is his or her responsibility to be compliant with such regulations, and the Employee is advised to consult his or her personal legal advisor for any details.

HEWLETT PACKARD ENTERPRISE COMPANY

Meg Whitman

CEO and President

Alan May

Executive Vice President, Human Resources

RETAIN THIS GRANT AGREEMENT FOR YOUR RECORDS

Important Note: Your grant is subject to the terms and conditions of this Grant Agreement, including any Appendix for your country, and to the Company obtaining all necessary government approvals. If you have questions regarding your grant, please contact Stock Plan Administration.